Exhibit 10.8

September 25, 2012

Pegasus Capital Advisors, L.P. (“PCA”)

c/o Pegasus Capital Advisors

99 River Road

Cos Cob, CT 06807

Gentlemen:

Reference is made to the Series H Preferred Stock Subscription Agreement, dated as of the date hereof (the “Subscription Agreement”), between Lighting Science Group Corporation, a Delaware corporation (the “Company”), Cleantech Europe II (A) LP, a limited partnership established under the laws of England (“Cleantech A”) and Cleantech Europe II (B) LP, a limited partnership established under the laws of England (“Cleantech B” together with Cleantech A each a “Purchaser” and collectively the “Purchasers”), pursuant to which the Purchasers shall acquire shares of Series H Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series H Preferred”) issued pursuant to the Company’s Series H Preferred Stock Certificate of Designation (the “Series H Certificate”), which Series H Preferred will be convertible into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). Certain capitalized terms used but not defined herein will have the meanings therefor set forth in the Series H Certificate. To induce the Purchasers to enter into the Subscription Agreement, you have agreed on behalf of yourself and your Affiliates (collectively, the “Pegasus Group”) to enter into this letter agreement (this “Agreement”). Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the parties to this Agreement hereby agrees as follows:

1. Pursuant to Section 4(f) of the Subscription Agreement, the Purchasers have the right to appoint the Zouk Designee (as defined under the Subscription Agreement) to serve as a director of the Company. In addition, upon stockholder approval of Amended Series H Certificate (as such term is defined under the Subscription Agreement), the Purchasers will have the right to elect the Zouk Designee under Section 10(d) of the Amended Series H Certificate. In the event that (x) the Zouk Designee is not elected to the Company’s board of directors at the next meeting of the Company’s stockholders at which the election of directors is to take place (or, in lieu of such a meeting, at the time an action by written consent of the Company’s stockholders is taken to elect directors of the Company) and (y) the Amended Series H Certificate providing for the election of a director by the Purchasers has not been made effective, PCA agrees, on behalf of each member of the Pegasus Group that owns (or to the extent that any such securities are owned in “street name”, beneficially owns) voting Company Securities as of such date, and by each other member of the Pegasus Group that subsequently owns voting Company Securities, that a proxy for the election of one director in the form attached as Exhibit A hereto (“Proxy”) will be executed by such members of the Pegasus Group and delivered to the Purchasers immediately upon request. Except with respect to that certain letter agreement, dated as of the date hereof, by and between PCA and RW LSG Holdings LLC or in connection with the transactions contemplated thereby, PCA (a) represents and warrants that no member of the Pegasus Group has entered, and covenants that during the term of this letter agreement no member of the Pegasus Group will enter into any voting agreement or voting trust other than for Company directors who are affiliated with members of the Pegasus Group or as set forth in the Series H Certificate and (b) represents and warrants that no member of the Pegasus Group has granted, and covenants that during the term of this letter agreement no member of the Pegasus Group will grant, a proxy or power of attorney, in each case in clauses (a) and (b) with respect to voting Company Securities of such member to the extent inconsistent with the terms of the Proxy and the obligations to enter into thereto hereunder. PCA also agrees to, and to cause each other member of the Pegasus Group to, take such further action or execute such other instruments as may be necessary to effectuate the intent of this Section 1 and the Proxy and hereby revokes any proxy previously granted with respect to the Company Securities as held on the date hereof that would be inconsistent with the Proxy if executed on the date hereof.

2. This Agreement shall terminate upon the earlier of (1) the effectiveness of the Amended Series H Certificate providing for the election of a director by the Purchasers, (2) the failure of the

Purchasers and their Affiliates to continue to own beneficially at least 2,500 Preferred Shares (as adjusted for any Reclassification of Preferred Shares) and (3) the occurrence of an Event of Default (as defined in the Promissory Notes (as defined in the Subscription Agreement)).

3. Each party hereto represents that this Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

4. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of PCA and the Purchasers or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall affect or operate as a waiver thereof nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver, permit, consent or approval of any kind or character on the part of the Purchasers of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by the Purchasers and shall be effective only to the extent in such writing specifically set forth.

5. Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (i) delivered personally, (ii) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next day or overnight mail or delivery or (iv) sent by facsimile transmission (with a follow up copy under (iii) above): if to the Purchasers, Zouk Capital LLP, 100 Brompton Road, London SW3 1ER, United Kingdom, Attention: Dominique Burgauer, Facsimile: +44 20 7947 3449; and if to the Pegasus Group, Pegasus Capital Advisors, 99 River Road, Cos Cob, CT, 06807, Fax (203) 869-6940, Attn: General Counsel. Any party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

6. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this letter agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, formal or informal, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that the Purchasers may assign all or any of their rights and obligations hereunder to any of the Purchasers’ Affiliates to whom the Capital Stock held by such Purchaser is Transferred in a Permitted Transfer.

8. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this letter agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

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9. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles that would result in the application of the law of a different jurisdiction.

10. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4 hereof is reasonably calculated to give actual notice.

11. This Agreement may be executed in two or more counterparts (including via facsimile and email in PDF format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this Agreement shall constitute a binding agreement among us.

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Very truly yours,

CLEANTECH EUROPE II (A) LP

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	Chief Executive Officer

CLEANTECH EUROPE II (B) LP

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	Chief Executive Officer

Accepted and agreed to:

PEGASUS CAPITAL ADVISORS, L.P.

By:	Pegasus Capital Advisors GP, LLC,
its general partner

By:	/s/ Jason Schaefer
Name:	Jason Schaefer
Title:	Secretary

EXHIBIT A

IRREVOCABLE PROXY

                                          (“Stockholder”), a stockholder of Lighting Science Group Corporation, a Delaware corporation (the “Company”), hereby irrevocably appoints Zouk Capital LLP (“Zouk”), and any designee thereof (provided, that any such designee is an Affiliate of Zouk and is acting on its behalf), as the sole and exclusive attorneys and proxies of the undersigned, with full power of with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the voting of all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of the Company (“Capital Stock”) owned by Stockholder (or to the extent that any such Capital Stock is owned in “street name”, beneficially owned), including without limitation any Capital Stock acquired directly or indirectly by Stockholder after the date hereof, including without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, change of such shares, or otherwise, or upon exercise or conversion of any securities, that are, from time to time, owned by Stockholder (collectively, the “Covered Shares”). Capitalized terms used but not defined herein shall have the meaning set forth in the Letter Agreement (as defined below). This proxy shall terminate upon the earlier of (1) the effectiveness of the Amended Series H Certificate (as defined under that certain Subscription Agreement (the “Subscription Agreement”), dated as of September [—], 2012, between the Company, Cleantech Europe II (A) LP, a limited partnership established under the laws of England (“Cleantech A”) and Cleantech Europe II (B) LP, a limited partnership established under the laws of England (“Cleantech B,” and together with Cleantech A, the “Purchasers”) providing for the election of a director by the Purchasers, (2) the failure of the Purchasers and their Affiliates to continue to own beneficially at least 2,500 Preferred Shares (as adjusted for any Reclassification of Preferred Shares), and (3) the occurrence of an Event of Default (as defined in the Promissory Notes (as defined in the Subscription Agreement)).

Until the Termination Date, this proxy is irrevocable to the extent permitted under Section 212 of the Delaware General Corporation Law, is coupled with an interest and is granted pursuant to the letter agreement dated September     , 2012 among Cleantech Europe A, Cleantech B and Pegasus Capital Advisors, L.P. (the “Letter Agreement”). Upon the execution hereof, all prior proxies given by the undersigned with respect to the Covered Shares are hereby revoked and no subsequent proxies will be given. The attorneys and proxies named above will be empowered at any time prior to the Termination Date to vote or cause to be voted all of the Covered Shares at every meeting of Company stockholders and at every adjournment thereof, and on every action or approval by written consent of Company stockholders, solely for the election of one director of the Company.

Notwithstanding anything contained in this Proxy, this Proxy shall terminate when the Letter Agreement terminates.

[STOCKHOLDER]

By:

Name:

Title:

Date: